Exhibit 99.1

News Release

Coca-Cola Consolidated Reports
Second Quarter and First Half 2026 Results

■Second quarter of 2026 net sales increased 11% versus the second quarter of 2025.

■Gross profit in the second quarter of 2026 was $778 million, an increase of 5% versus the second quarter of 2025. On an adjusted(a) basis, gross profit was $788 million, an increase of 6%(b).

■Income from operations for the second quarter of 2026 was $271 million, which was flat compared to the second quarter of 2025. On an adjusted(a) basis, income from operations increased by $15 million, or 6%.

■For the first half of 2026, income from operations was $509 million, an increase of $47 million, or 10%; adjusted(a) income from operations increased 4%.

Key Results

	Second Quarter			First Half
(in millions)	2026	2025	Change	2026	2025	Change
Volume(1)	97.6	90.7	7.6%	184.6	167.4	10.3%
Net sales	$2,052.4	$1,855.5	10.6%	$3,899.1	$3,435.5	13.5%
Gross profit	$778.4	$742.5	4.8%	$1,505.5	$1,369.6	9.9%
Gross margin	37.9%	40.0%		38.6%	39.9%
Income from operations	$271.3	$272.1	(0.3)%	$508.9	$461.9	10.2%
Operating margin	13.2%	14.7%		13.1%	13.4%

Beverage Sales	Second Quarter			First Half
(in millions)	2026	2025	Change	2026	2025	Change
Sparkling bottle/can	$1,184.3	$1,080.0	9.7%	$2,274.1	$2,013.8	12.9%
Still bottle/can	$697.9	$626.1	11.5%	$1,303.0	$1,135.2	14.8%
(1) Volume is measured on a standard physical case basis and is used to standardize differing package configurations delivered via direct store delivery.

Second Quarter and First Half 2026 Review
CHARLOTTE, August 5, 2026 – Coca‑Cola Consolidated, Inc. (NASDAQ: COKE) today reported operating results for the second quarter ended July 3, 2026 and the first half of fiscal 2026.

“We delivered a very strong second quarter, with volume growth of 7.6% and revenue growth of 10.6%, as enthusiasm around America250™ and the FIFA World Cup helped drive robust demand across our portfolio,” said J. Frank Harrison, III, Chairman and Chief Executive Officer. “While driving strong operating results, we remained focused on improving the strength of our balance sheet, paying down $275 million of our debt in the first half of the year. I could not be more proud of our team for their steady focus on excellence every day, which is evident in the continued strength of our business results.”

Volume was up 7.6% in the second quarter of 2026 and up 10.3% in the first half of the year, or 7.1% on an adjusted(a) basis for the first half of 2026. Our Sparkling category volume increased 7.0% in the second quarter of 2026 and 9.4% in the first half of 2026, or 6.2% on an adjusted(a) basis. Sparkling volume growth reflected broad-based gains across the portfolio, led by our zero-sugar and flavor offerings. Still category volume increased 9.4% in the second quarter of 2026 and 12.9% in the first half of 2026, or 9.8% on an adjusted(a) basis. The Still category volume growth was driven by strong performance across many brands, including Core Power, Powerade, smartwater and Monster. Dasani casepack water, which carries a lower net selling price as compared to other Still products, also contributed to a portion of the growth within our Still category. In addition, total volume in the second quarter of 2026 was also higher as compared to the second quarter of 2025 due to the timing of the Fourth of July holiday, which we estimate impacted total volume by approximately 1.0%.

Net sales increased 10.6% to $2.1 billion in the second quarter of 2026. The growth in net sales was primarily the result of our volume growth and annual pricing actions, as well as a shift in the timing of the Fourth of July holiday. Sparkling and Still net sales increased 9.7% and 11.5%, respectively, in the second quarter of 2026 compared to the second quarter of 2025. The increase in Sparkling category net sales was driven primarily by sales of multi-pack, take-home aluminum can packages sold within our large store, club and value channels. Net sales of our Still products were especially strong in our convenience and value store channels.

Gross profit in the second quarter of 2026 was $778.4 million, an increase of $35.9 million, or 4.8%. On an adjusted(a) basis, gross profit increased $47.3 million, or 6.4%. Gross margin in the second quarter of 2026 decreased 210 basis points to 37.9%. Adjusted(a) gross margin in the second quarter of 2026 decreased 150 basis points to 38.4%. The reduction in gross margin resulted primarily from an increase in aluminum costs, which was caused by geopolitical conflicts, supply constraints and the impact of elevated tariffs. These elevated aluminum costs resulted in approximately $45 million in additional input costs compared to the second quarter of 2025, which outpaced our annual pricing actions.

“Solid operational execution drove strong second quarter results, despite continued macroeconomic uncertainty and higher input costs that continued to pressure gross margins,” said Dave Katz, President and Chief Operating Officer. “Our fifth consecutive quarter of market share growth was led by our Sparkling, particularly zero-sugar and flavors, and Sports Drink categories. As we look to the back half of the year, we remain focused on delivering affordability to consumers while driving strong marketplace execution to continue the commercial momentum we have built. We will also cycle our incremental investment in front-line teammates from last year, which we expect will moderate operating expenses growth for the remainder of the year. I remain confident in our team that we will carry this momentum throughout the balance of the year and deliver a strong 2026.”

Selling, delivery and administrative (“SD&A”) expenses in the second quarter of 2026 increased $36.7 million, or 7.8%. SD&A expenses as a percentage of net sales decreased to 24.7% in the second quarter of 2026 from 25.4% in the second quarter of 2025. The increase in SD&A expenses was primarily driven by an additional investment in the base wages of our front-line teammates, which became effective at the beginning of the third quarter of 2025. The growth in SD&A expenses was also driven by an increase in labor costs related to annual wage adjustments, higher employee benefit costs and elevated fuel costs. In addition, increased volume in the second quarter was also a driver of variable expenses during the quarter. SD&A expenses in the first half of 2026 increased $88.9 million or 9.8%. Approximately $25.0 million of the increase was related to the six additional days in the first half of 2026.

Income from operations in the second quarter of 2026 was $271.3 million, compared to $272.1 million in the second quarter of 2025, a decrease of $0.7 million, or 0.3%. On an adjusted(a) basis, income from operations in the second quarter of 2026 was $284.9 million, an increase of $14.9 million. Operating margin for the second quarter of 2026 was 13.2% as compared to 14.7% for the second quarter of 2025, a decrease of 150 basis points. Adjusted(a) operating margin for the second quarter of 2026 was 13.9% as compared to 14.6% for the second quarter of 2025, a decrease of 70 basis points. For the first half of 2026, income from operations increased $47.0 million, or 10.2%. The six additional selling days in the first half of 2026 accounted for approximately $30.0 million of the increase in income from operations.

Net income in the second quarter of 2026 was $158.8 million, compared to $187.4 million in the second quarter of 2025, a decline of $28.6 million, or 15.2%. On an adjusted(a) basis, net income in the second quarter of 2026 was $187.7 million, compared to $195.2 million in the second quarter of 2025, a decrease of $7.5 million, or 3.8%. Net income in the second quarter of 2026 was adversely impacted by non-cash, fair value adjustments to both our acquisition related contingent consideration and commodity hedging instruments, as well as an increase in net interest expense.

Net income for the first half of 2026 was $270.4 million, compared to $291.0 million in the first half of 2025, a decline of $20.6 million, or 7.1%. Net income for the first half of 2026 was adversely impacted by an increase in net interest expense and non-cash, fair value adjustments to our acquisition related contingent consideration. These decreases in net income were offset by the six additional days in the first half of 2026, which increased net income by approximately $22.6 million during the period. Income tax expense in the first half of 2026 was $96.0 million, compared to $101.5 million in the first half of 2025, resulting in an effective income tax rate of approximately 26% for both periods.

Cash flows from operations for the first half of 2026 were $420.6 million, compared to $406.2 million for the first half of 2025. During the first half of 2026, we invested approximately $147 million in capital expenditures. In fiscal year 2026, we expect capital expenditures to be approximately $300 million. During the second quarter of 2026, we made early repayments of $125 million of principal on one of our term loans, for total year-to-date early term loan repayments of $275 million.

As noted above, the first quarter of 2026 included six extra days as compared to the first quarter of 2025. The fourth quarter of 2026 will include six fewer days as compared to the fourth quarter of 2025. The full fiscal years of 2026 and 2025 have the same number of days.

(a) The discussion of the operating results for the second quarter ended July 3, 2026 and the first half of 2026 includes selected non-GAAP financial information, such as “adjusted” results. The schedules in this news release reconcile such non-GAAP financial measures to the most directly comparable GAAP financial measures.
(b) All comparisons are to the corresponding period in the prior year unless specified otherwise.

CONTACTS:
Brian K. Little (Media)	Matt Blickley (Investors)
Vice President, Corporate Communications Officer	Chief Financial Officer and Chief Accounting Officer
(980) 378-5537	(704) 557-4910
Brian.Little@cokeconsolidated.com	Matt.Blickley@cokeconsolidated.com

About Coca-Cola Consolidated, Inc.
Headquartered in Charlotte, N.C., Coca‑Cola Consolidated (NASDAQ: COKE) is the largest Coca‑Cola bottler in the United States. We make, sell and distribute beverages of The Coca‑Cola Company, and other partner companies, in more than 300 brands and flavors across 14 states and the District of Columbia, to approximately 60 million consumers.

For over 124 years, we have been deeply committed to the consumers, customers and communities we serve and passionate about the broad portfolio of beverages and services we offer. Our Purpose is to honor God in all we do, to serve others, to pursue excellence and to grow profitably.

More information about the Company is available at www.cokeconsolidated.com. Follow Coca‑Cola Consolidated on Facebook, X, Instagram and LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which we expect will or may occur in the future and may impact our business, financial condition and results of operations. The words “anticipate,” “believe,” “expect,” “intend,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect the Company’s best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this news release. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: increased costs (including due to inflation or uncertainty around tariffs) or disruption, unavailability or shortages of raw materials, fuel and other supplies; the reliance on purchased finished products from external sources; changes in public and consumer perception and preferences, including concerns related to product safety and sustainability, artificial ingredients, brand reputation and obesity; changes in government regulations related to nonalcoholic beverages, including regulations related to obesity, public health, artificial ingredients, recycling, sustainability, product safety and benefit programs, including supplemental nutrition assistance programs; decreases from historic levels of marketing funding support provided to us by The Coca‑Cola Company and other beverage companies; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of advertising, marketing and product innovation spending by The Coca‑Cola Company and other beverage companies, or advertising campaigns that are negatively perceived by the public; any failure of the several Coca‑Cola system governance entities of which we are a participant to function efficiently or in our best interest and any failure or delay of ours to receive anticipated benefits from these governance entities; provisions in our beverage distribution and manufacturing agreements with The Coca‑Cola Company that could delay or prevent a change in control of us or a sale of our Coca‑Cola distribution or manufacturing businesses; the concentration of our capital stock ownership; our inability to meet requirements under our beverage distribution and manufacturing agreements; changes in the inputs used to calculate our acquisition related contingent consideration liability; technology failures or cyberattacks on our information technology systems or our effective response to technology failures or cyberattacks on our third-party service providers’, business partners’, customers’, suppliers’ or other third parties’ information technology systems; unfavorable changes in the general economy; changes in trade policies, including the imposition of, or increase in, tariffs on imported goods; the concentration risks among our customers and suppliers; lower than expected net pricing of our products resulting from continued and increased customer and competitor consolidations and marketplace competition; the effect of changes in our level of debt, borrowing costs and credit ratings on our access to capital and credit markets, operating flexibility and ability to obtain additional financing to fund future needs; the failure to attract, train and retain qualified employees while controlling labor costs and other labor issues; the failure to maintain productive relationships with our employees covered by collective bargaining agreements, including failing to renegotiate collective bargaining agreements; changes in accounting standards; our use of estimates and assumptions; changes in tax laws, disagreements with tax authorities or additional tax liabilities; changes in legal contingencies; natural disasters, changing weather patterns and unfavorable weather, or the increased frequency of any such events due to climate change, and public expectations around combatting climate change or legislative or regulatory responses to such change. These and other factors are discussed in the Company’s regulatory filings with the United States Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025. The forward-looking statements contained in this news release speak only as of this date, and the Company does not assume any obligation to update them, except as may be required by applicable law.

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FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Second Quarter		First Half
(in thousands, except per share data)	2026	2025	2026	2025
Net sales	$2,052,420	$1,855,519	$3,899,088	$3,435,496
Cost of sales	1,274,007	1,113,023	2,393,595	2,065,896
Gross profit	778,413	742,496	1,505,493	1,369,600
Selling, delivery and administrative expenses	507,074	470,412	996,630	907,696
Income from operations	271,339	272,084	508,863	461,904
Interest expense, net	30,481	5,948	62,544	12,822
Other expense, net	25,738	13,144	79,980	56,617
Income before taxes	215,120	252,992	366,339	392,465
Income tax expense	56,299	65,605	95,962	101,467
Net income	$158,821	$187,387	$270,377	$290,998

Basic net income per share:
Common Stock	$2.39	$2.15	$4.06	$3.34
Weighted average number of Common Stock shares outstanding	56,517	76,969	56,517	77,048

Class B Common Stock	$2.39	$2.15	$4.06	$3.34
Weighted average number of Class B Common Stock shares outstanding	10,047	10,047	10,047	10,047

Diluted net income per share:
Common Stock	$2.38	$2.15	$4.06	$3.34
Weighted average number of Common Stock shares outstanding – assuming dilution	66,649	87,157	66,649	87,236

Class B Common Stock	$2.38	$2.15	$4.05	$3.33
Weighted average number of Class B Common Stock shares outstanding – assuming dilution	10,132	10,188	10,132	10,188

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	July 3, 2026	December 31, 2025
ASSETS
Current Assets:
Cash and cash equivalents	$171,687	$281,918
Trade accounts receivable, net	695,679	574,601
Other accounts receivable	181,923	125,086
Inventories	371,185	336,401
Prepaid expenses and other current assets	106,174	108,668
Total current assets	1,526,648	1,426,674
Property, plant and equipment, net	1,638,914	1,604,605
Right-of-use assets - operating leases	105,859	116,611
Leased property under financing leases, net	957	1,160
Other assets	235,828	216,428
Goodwill	165,903	165,903
Other identifiable intangible assets, net	758,366	771,617
Total assets	$4,432,475	$4,302,998

LIABILITIES AND (DEFICIT)/EQUITY
Current Liabilities:
Current portion of debt	$100,000	$100,000
Current portion of obligations under operating leases	23,637	24,412
Current portion of obligations under financing leases	422	556
Accounts payable and accrued expenses	1,136,182	1,003,689
Total current liabilities	1,260,241	1,128,657
Deferred income taxes	137,432	143,738
Pension and postretirement benefit obligations and other liabilities	1,035,898	988,053
Noncurrent portion of obligations under operating leases	84,875	95,076
Noncurrent portion of obligations under financing leases	1,047	1,188
Long-term debt	2,413,112	2,686,009
Total liabilities	4,932,605	5,042,721

(Deficit)/Equity:
Stockholders’ (deficit)/equity	(500,130)	(739,723)
Total liabilities and (deficit)/equity	$4,432,475	$4,302,998

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	First Half
(in thousands)	2026	2025
Cash Flows from Operating Activities:
Net income	$270,377	$290,998
Depreciation expense, amortization of intangible assets and deferred proceeds, net	115,053	108,138
Fair value adjustment of acquisition related contingent consideration	78,114	55,118
Deferred income taxes	(7,119)	(15,985)
Change in current assets and current liabilities	(39,707)	(17,821)
Change in noncurrent assets and noncurrent liabilities	(2,216)	(14,034)
Other	6,145	(193)
Net cash provided by operating activities	$420,647	$406,221

Cash Flows from Investing Activities:
Additions to property, plant and equipment	$(147,354)	$(157,383)
Purchases and disposals of short-term investments	—	(45,659)
Other	(9,593)	(4,317)
Net cash used in investing activities	$(156,947)	$(207,359)

Cash Flows from Financing Activities:
Payments on term loan facility	$(275,000)	$—
Payments of acquisition related contingent consideration	(37,126)	(35,209)
Cash dividends paid	(33,282)	(43,589)
Payments related to share repurchases	(27,972)	(34,410)
Other	(551)	(1,553)
Net cash used in financing activities	$(373,931)	$(114,761)

Net (decrease) increase in cash and cash equivalents during period	$(110,231)	$84,101
Cash and cash equivalents at beginning of period	281,918	1,135,824
Cash and cash equivalents at end of period	$171,687	$1,219,925

NON-GAAP FINANCIAL MEASURES(c) The following tables reconcile reported results (GAAP) to adjusted results (non-GAAP):

	Second Quarter 2026
(in thousands, except per share data)	Net sales	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$2,052,420	$778,413	$507,074	$271,339	$215,120	$158,821	$2.39
Fair value adjustment of acquisition related contingent consideration	—	—	—	—	24,723	18,617	0.28
Fair value adjustments for commodity derivative instruments	—	10,086	(3,523)	13,609	13,609	10,248	0.16
Total reconciling items	—	10,086	(3,523)	13,609	38,332	28,865	0.44
Adjusted results (non-GAAP)	$2,052,420	$788,499	$503,551	$284,948	$253,452	$187,686	$2.83

Adjusted % Change vs. Second Quarter 2025	10.6%	6.4%	6.9%	5.5%

Reported margin percentage(d)		37.9%		13.2%
Adjusted margin percentage(d)		38.4%		13.9%

	Second Quarter 2025
(in thousands, except per share data)	Net sales	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$1,855,519	$742,496	$470,412	$272,084	$252,992	$187,387	$2.15
Fair value adjustment of acquisition related contingent consideration	—	—	—	—	12,390	9,275	0.11
Fair value adjustments for commodity derivative instruments	—	(1,320)	689	(2,009)	(2,009)	(1,511)	(0.02)
Total reconciling items	—	(1,320)	689	(2,009)	10,381	7,764	0.09
Adjusted results (non-GAAP)	$1,855,519	$741,176	$471,101	$270,075	$263,373	$195,151	$2.24

Reported margin percentage(d)	40.0%	14.7%
Adjusted margin percentage(d)	39.9%	14.6%

Results for the first half of 2026 include six additional days compared to the first half of 2025. For comparison purposes, the estimated impact of the additional days in the first half of 2026 has been excluded from our adjusted(a) volume and financial results below.

	First Half 2026
(in millions)	Sparkling	Still	Total
Volume	138.0	46.7	184.6
Volume related to extra days in fiscal period	(4.1)	(1.3)	(5.4)
Adjusted volume	133.9	45.4	179.3

	First Half 2025
(in millions)	Sparkling	Still	Total
Volume	126.1	41.3	167.4

Reported % Change vs. First Half 2025	9.4%	12.9%	10.3%
Adjusted % Change vs. First Half 2025	6.2%	9.8%	7.1%

	First Half 2026
(in millions)	Sparkling	Still	Total
Bottle/can beverage sales	$2,274.1	$1,303.0	$3,577.1
Bottle/can beverage sales related to extra days in fiscal period	(75.8)	(42.1)	(117.9)
Adjusted bottle/can beverage sales	$2,198.3	$1,260.9	$3,459.2

	First Half 2025
(in millions)	Sparkling	Still	Total
Bottle/can beverage sales	$2,013.8	$1,135.2	$3,149.0

Reported % Change vs. First Half 2025	12.9%	14.8%	13.6%
Adjusted % Change vs. First Half 2025	9.2%	11.1%	9.8%

	First Half 2026
(in thousands, except per share data)	Net sales	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$3,899,088	$1,505,493	$996,630	$508,863	$366,339	$270,377	$4.06
Fair value adjustment of acquisition related contingent consideration	—	—	—	—	78,114	58,820	0.88
Fair value adjustments for commodity derivative instruments	—	7,588	6,854	734	734	553	0.01
Results of extra days in fiscal period	(132,000)	(55,000)	(25,000)	(30,000)	(30,000)	(22,590)	(0.34)
Total reconciling items	(132,000)	(47,412)	(18,146)	(29,266)	48,848	36,783	0.55
Adjusted results (non-GAAP)	$3,767,088	$1,458,081	$978,484	$479,597	$415,187	$307,160	$4.61

Adjusted % Change vs. First Half 2025	9.7%	6.5%	7.7%	4.1%

	First Half 2025
(in thousands, except per share data)	Net sales	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$3,435,496	$1,369,600	$907,696	$461,904	$392,465	$290,998	$3.34
Fair value adjustment of acquisition related contingent consideration	—	—	—	—	55,118	41,449	0.48
Fair value adjustments for commodity derivative instruments	—	(521)	854	(1,375)	(1,375)	(1,034)	(0.01)
Total reconciling items	—	(521)	854	(1,375)	53,743	40,415	0.47
Adjusted results (non-GAAP)	$3,435,496	$1,369,079	$908,550	$460,529	$446,208	$331,413	$3.81

(c) The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide users of the financial statements with additional, meaningful financial information that should be considered, in addition to the measures reported in accordance with GAAP, when assessing the Company’s ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The Company’s non-GAAP financial information does not represent a comprehensive basis of accounting.
(d) Reported gross margin and reported operating margin are calculated as gross profit and operating income, respectively, as a percentage of net sales. Adjusted gross margin and adjusted operating margin are calculated as adjusted gross profit and adjusted operating income, respectively, which adjust for the impact of fair value changes to our commodity derivative instruments, as a percentage of net sales.